Exhibit 10.1(a)
AMENDMENT TO
FERVO ENERGY COMPANY
2019 STOCK INCENTIVE PLAN
This Amendment (this “Amendment”) to the 2019 Stock Incentive Plan, as amended (the “Plan”), is adopted by the Board of Directors (the “Board”) of Fervo Energy Company, a Delaware corporation (the “Company”), effective as of March 5, 2026. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.
WHEREAS, the Company sponsors and maintains the Plan as an equity incentive program under which employees, members of the Board, consultants and advisors to the Company may be offered the opportunity to acquire a proprietary interest in the Company;
WHEREAS, pursuant to Section 11(d) of the Plan, the Board may amend the Plan at any time; and
WHEREAS, the Board deems it advisable and in the best interest of the Company and its stockholders to amend the Plan as set forth herein.
NOW, THEREFORE, BE IT RESOLVED:
1.    That Section 4(a) of the Plan is hereby amended and restated to read in its entirety as follows:
“(a)    Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 47,472,828 shares of Class A common stock of the Company, $0.0001 par value per share (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as a result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), or results in any Common Stock not being issued, the unused Common Stock subject to such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock tendered to the Company by a Participant to exercise an Award or to satisfy tax withholding obligations arising with respect to an Award shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options, the two immediately preceding sentences shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”
2.    That Section 11(c) of the Plan is hereby amended and restated to read in its entirety as follows:
“(c)    Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. The Plan shall automatically terminate, and no Awards shall be granted under the Plan, upon the effectiveness of the Company’s 2026 Incentive Award Plan, but Awards previously granted may extend beyond that date.”
3.    This Amendment shall be and is hereby incorporated into and forms a part of the Plan.
4.    Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.
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